Dana A. Yealy

Managing Director,

General Counsel and

Corporate Secretary

November 15, 2019

Dear Member:

The Federal Home Loan Bank of Pittsburgh (“FHLBank”) is pleased to announce the winners of the 2019 Board of Directors Election. Delaware and Pennsylvania members elected Member Directors. In the district-wide Independent Director election, Delaware, Pennsylvania, and West Virginia members voted to elect two Independent Directors.

MEMBER DIRECTOR ELECTION

Delaware

The individual elected to fill the expiring Delaware directorship:

Pamela C. Asbury	Genworth Life Insurance Company
Vice President	251 Little Falls Drive
Wilmington, DE 19808
FHFA ID: 54798

Ms. Asbury shall serve a four-year term beginning on January 1, 2020 and ending on December 31, 2023. Of the 23 Delaware members eligible to vote in this election, 17 cast a ballot.

The total number of votes eligible to be cast for any one Delaware Member Director nominee in this election was 2,230,653. The following summary provides the number of votes cast for the nominee:

Nominee	Votes Cast
Pamela C. Asbury	1,172,484
Patrick J. Ward	613,578
Matthew Parks	12,610

Pennsylvania

The individual elected to fill the expiring Pennsylvania directorship:

William C. Marsh	The Farmers National Bank of Emlenton
Chairman, President, and CEO	612 Main Street
Emlenton, PA 16373
FHFA ID: 11211

Mr. Marsh shall serve a four-year term beginning on January 1, 2020 and ending on December 31, 2023. Of the 214 Pennsylvania members eligible to vote in this election, 118 cast a ballot.

The total number of votes eligible to be cast for any one Pennsylvania Member Director nominee in this election was 6,295,178. The following summary provides the number of votes cast for the nominee:

Nominee	Votes Cast
William C. Marsh	2,327,870
James R. Reske	1,026,141
Vincent Anthony “Tony” Viozzi	306,143
James M. Bone, Jr.	92,461

INDEPENDENT DIRECTOR ELECTION

The FHLBank held a district-wide election to fill two expiring Independent Directorships. The following individuals were elected:

Louise M. Herrle, Retired Financial Executive

100 Denniston Avenue #84

Pittsburgh, PA 15206

Angel L. Helm, Retired Financial Executive

1158 Old Mill Lane

Wyomissing, PA 19610

Mses. Herrle and Helm will each serve a four-year term beginning on January 1, 2020 and ending on December 31, 2023.  Of the 291 members district-wide eligible to vote in this election, 150 cast a ballot in the Independent Director election.

The total number of votes eligible to be cast for the Independent Director nominee in this election was 8,844,574. The following were the votes cast:

Nominee	Votes Cast
Louise M. Herrle	5,509,941
Angel L. Helm	5,017,826

Please note that pursuant to Federal Housing Finance Agency regulation, members who vote cast all of their shares of FHLBank stock that they were required to hold as of December 31, 2018 for each open Directorship to be filled up to the applicable state average.  Each Delaware and Pennsylvania member was eligible to vote their shares one time for a Member Director candidate and once for each of the Independent Director candidates.  West Virginia members were eligible to vote their shares once for each of the Independent Director candidates.

Sincerely,

Dana A. Yealy

Managing Director, General Counsel,

and Corporate Secretary